Piedmont Natural Gas Company, Inc.

Supplemental Executive Benefit Plan

(Amended and Restated as of November 1, 2004)

Piedmont Natural Gas Company, Inc.
Supplemental Executive Benefit Plan
(Amended and Restated as of November 1, 2004)

Table of Contents

Page

Article I NAME AND PURPOSE

1.1 1.2	Name Purpose

Article II CONSTRUCTION, DEFINITIONS AND APPLICABLE LAW

2.1 2.2	Construction and Definitions Applicable Law

Article III PARTICIPATION

3.1 3.2	General Eligibility

Article IV BENEFITS 4.1 4.2 4.3 4.4	Insurance Benefit Tax Gross-Up Supplemental Retirement Benefit Disability

Article V ADMINISTRATION

5.1	Committee

Article VI AMENDMENT AND TERMINATION

6.1 6.2 6.3 6.4	Amendment of Plan Termination of Plan Effective Date and Procedure for Amendment or Termination Effect of Amendment or Termination on Certain Benefits

Article VII MISCELLANEOUS

7.1 7.2 7.3	Spendthrift Clause Benefits Payable From General Assets of the Company Benefits Limited to the Plan

Article VIII CLAIMS PROCEDURE

8.1	Claims Procedure.

Piedmont Natural Gas Company, Inc.
Supplemental Executive Benefit Plan
(Amended and Restated as of November 1, 2004)

ARTICLE I

NAME AND PURPOSE

1.1 Name. The Plan shall be known as the “Piedmont Natural Gas Company, Inc. Supplemental Executive Benefit Plan.”

1.2 Purpose. The purpose of the Plan is to provide certain Key Employees of the Company who are designated as Participants in this Plan with certain benefits in accordance with the provisions of the Plan. It is the intention of the Company that the Plan be an unfunded arrangement for the purpose of providing life insurance and retirement income benefits for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE II

CONSTRUCTION, DEFINITIONS AND APPLICABLE LAW

2.1 Construction and Definitions.

(a) Construction.

(1) Headings. Article, section and paragraph headings have been inserted for convenience of reference only in the Plan and are to be ignored in any construction of the provisions hereof. If any provision of the Plan shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable and fully effective.

(2) Section 409A Savings Clause. If any provision or provisions of Section 4.3 would cause any amount to be includible in gross income of a Participant eligible for a Supplemental Retirement Benefit prior to the first day of the Benefit Period or subject such Participant to penalties or interest under Section 409A of the Internal Revenue Code of 1986, as amended, such provision or provisions shall be interpreted or modified to the extent necessary so that no such amount will be included in such Participant’s gross income prior to the first day of the Benefit Period and no such penalties and interest will be incurred.

(b) Definitions. Whenever used in the Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(1) Benefit Period means the period during which any Supplemental Retirement Benefit is payable, beginning as of the first day of the seventh (7th) month following the Participant’s Retirement and continuing for the number of months specified in the applicable Participation Agreement; provided, however, that the Benefit Period shall not extend beyond the date of the Participant’s death.

(2) Claim means a claim for benefits under the Plan.
(3) Claimant means a person making a Claim.

(4) Company means Piedmont Natural Gas Company, Inc. and any successors or assigns.

(5) Compensation Committee or Committee means the Compensation Committee of the Board of Directors of the Company.

(6) Disability means, with respect to a Participant, “Disability” as defined in the Company’s Long Term Disability Plan.

(7) Insurance Benefit means the Company’s payment of premiums on a Policy owned by a Participant pursuant to a Participation Agreement as described in Section 4.1.

(8) Key Employee means a person employed by the Company who is a member of a select group of management or highly compensated employees.

(9) Participant means a Key Employee who has been designated a Participant in the Plan as provided in Section 3.2.

(10) Participation Agreement means the agreement entered into between a Participant and the Company describing the Plan Benefits to which the Participant is entitled. A Participant may enter into separate Participation Agreements with respect to the Participant’s Insurance Benefit and, if applicable, the Participant’s Supplemental Retirement Benefit.

(11) Plan means the Piedmont Natural Gas Company, Inc. Supplemental Executive Benefit Plan, as amended from time to time.

(12) Plan Benefit means, with respect to a Participant, the Participant’s Insurance Benefit and, if applicable, the Participant’s Supplemental Retirement Benefit.

(13) Policy means a life insurance policy issued by an insurance carrier selected by the Company insuring the life of a Participant and owned by the Participant. The initial face amount of the death benefit of each Participant’s Policy shall be identified in the applicable Participation Agreement.

(14) Retirement means, with respect to a Participant, such Participant’s termination of employment with the Company after having attained age sixty-five (65), or any other age specified in the Participant’s applicable Participation Agreement.

(15) Supplemental Retirement Benefit means the monthly retirement benefits, if any, payable to a Participant pursuant to a Participation Agreement as described in Section 4.3.

2.2 Applicable Law. The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the State of North Carolina.

ARTICLE III

PARTICIPATION

3.1 General. No person shall become a Participant unless or until such person is or becomes a Key Employee.

3.2 Eligibility. The Compensation Committee, in its sole and exclusive discretion, shall determine which Key Employees shall become Participants. Designation of Key Employees as Participants shall be made in such manner as the Compensation Committee shall determine from time to time.

ARTICLE IV

BENEFITS

4.1 Insurance Benefit. The Insurance Benefit of a Participant shall consist of a Policy on the life of the Participant, which Policy shall be owned by the Participant. While a Participant remains employed with the Company, the Company shall pay to the applicable insurance carrier each premium on the Policy as the premium becomes due and payable; provided, however, that the Company, in its sole and exclusive discretion, may modify, suspend or terminate any such premium payments on a prospective basis with advance written notice to the affected Participant. Attached hereto as Exhibit A is a listing of the amount of the death benefit and target retirement income intended to be provided by Policies for Participants occupying those officer positions set forth on Exhibit A. The initial face amount of the death benefit and the target retirement income of the Policy for each Participant shall also be specified in the Participant’s Participation Agreement. Although each Policy is intended to provide the stated death benefit and the stated level of target retirement income, there is no guarantee provided to any Participant that the Policy will actually provide such stated death benefit or the target retirement income. As owner of the Policy, the Participant shall have the right to name the beneficiary of any death benefits that may become payable under the Policy and to otherwise exercise all rights of ownership of the Policy.

4.2 Tax Gross-Up. Any payment of premiums on a Policy by the Company shall be treated by the Company as taxable compensation to the Participant. The Company shall provide the Participant at least annually a tax “gross up”, determined by the Company in its sole and exclusive discretion, related to the payment of income taxes and payroll taxes attributable to such premium payments.

4.3 Supplemental Retirement Benefit. In the event that the Company determines a Policy will not adequately provide for the intended target retirement income specified in the applicable Participation Agreement, the Company, in its sole and exclusive discretion, may determine to provide the Participant with a Supplemental Retirement Benefit, stated as an annual benefit paid in accordance with the Company’s normal payroll practice in effect from time to time during the Benefit Period. The amount and other terms and provisions of any such Supplemental Retirement Benefit shall be specified in the applicable Participation Agreement with the Participant. If the Participant’s employment with the Company terminates prior to eligibility for Retirement, no portion of the Supplemental Retirement Benefit shall be payable to the Participant. In addition, payment of a Participant’s Supplemental Retirement Benefit shall cease upon the Participant’s death.

4.4 Disability. In the event the Participant is determined to have a Disability, the Company shall continue to pay the premiums on the Policy as described in Section 4.1 as long as the Disability continues. Upon attainment of age sixty-five (65) while having a Disability, the Participant shall be entitled to receive such Participant’s Supplemental Retirement Benefit, if any. If the Participant recovers from the Disability before attainment of age sixty-five (65) and fails to return to active employment with the Company, the Company shall cease payment of the premiums on the Policy and no portion of the Supplemental Retirement Benefit shall be payable to the Participant.

ARTICLE V

ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Compensation Committee. The Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan. The Committee may adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment of Plan. Subject to the provisions of Section 6.4, the Company expressly reserves the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan for whatever reason(s) the Company may deem appropriate.

6.2 Termination of Plan. Subject to the provisions of Section 6.4, the Company expressly reserves the right, at any time and for whatever reason(s) the Company may deem appropriate, to terminate the Plan.

6.3 Effective Date and Procedure for Amendment or Termination. Subject to the provisions of Section 6.4, any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law. Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Compensation Committee and shall not require the approval or consent of any Participant in order to be effective.

6.4 Effect of Amendment or Termination on Certain Benefits. No amendment or termination of the Plan may reduce or eliminate the Supplemental Retirement Benefit, if any, payable under the Plan (without regard to such amendment or termination) to any Participant who has commenced receiving a Supplemental Retirement Benefit under the Plan prior to the amendment or termination date and is alive on the amendment or termination date.

ARTICLE VII

MISCELLANEOUS

7.1 Spendthrift Clause. A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owned by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. Notwithstanding the foregoing, the Company shall have the right to offset from a Participant’s unpaid Supplemental Retirement Benefits (if applicable) any amounts due and owing from the Participant to the extent permitted by law.

7.2 Benefits Payable From General Assets of the Company. Any Supplemental Retirement Benefits shall be payable from the general assets of the Company. No assets of the Company shall be segregated or placed in trust pursuant to the Plan in a manner which would put such asset beyond the reach of the general creditors of the Company, and the rights of any Participant to receive any benefits hereunder shall be no greater than the right of any general, unsecured creditor of the Company. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant.

7.3 Benefits Limited to the Plan. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Company nor, upon dismissal, any right or interest in the Plan except as expressly provided herein.

7.4 Withholding of Taxes. The Company may withhold from a payment made to or on behalf of a Participant any federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 Claims Procedure.

(a) General. In the event that a Claimant has a Claim under the Plan, such Claim shall be made by the Claimant’s filing a notice thereof with the Vice President of Human Resources of the Company within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Vice President of Human Resources shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Vice President of Human Resources for consideration in rendering a decision with respect thereto. The Vice President of Human Resources shall render a decision in writing within ninety (90) days after the Claim is referred to him (or one hundred eighty (180) days if the Vice President of Human Resources determines that an extension is necessary due to special circumstances), and a copy of such written decision shall be furnished to the Claimant.

(b) Notice of Decision of the Vice President of Human Resources. Each Claimant whose Claim has been denied by the Vice President of Human Resources shall be provided written notice thereof, which notice shall set forth:

(1) the specific reason(s) for the denial;

(2) specific reference to pertinent provision(s) of the Plan upon which such denial is based;

(3) a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

(4) an explanation of the procedure hereunder for review of such Claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on final review;

all in a manner calculated to be understood by such Claimant.

(c) Review of Decision of the Vice President of Human Resources. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Vice President of Human Resources denying the Claim. Such review shall be by the Compensation Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Vice President of Human Resources and shall be made by the written request of the Claimant or such Claimant’s duly authorized representative of the Compensation Committee. In the event of appeal, the Claimant or such Claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing to the Compensation Committee. The Compensation Committee shall review the following:

(1) the initial proceedings of the Vice President of Human Resources with respect to such Claim;

(2) such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and

(3) such other material and information as the Compensation Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Vice President of Human Resources.

The Compensation Committee may approve, disapprove or modify the decision of the Vice President of Human Resources, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Compensation Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Compensation Committee shall be in writing and in a manner calculated to be understood by the Claimant, and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based, include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claim, and a statement of the Claimant’s right to bring an action under ERISA Section 502(a) after the decision upon final review. The Claimant shall be furnished a copy of the written decision of the Compensation Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

IN WITNESS WHEREOF, this Instrument is executed by the duly authorized officer of PIEDMONT NATURAL GAS COMPANY, INC. on December 10, 2004, effective as of November 1, 2004.

PIEDMONT NATURAL GAS COMPANY, INC.

By: /s/ Richard A. Linville

Piedmont Natural Gas Company, Inc.
Supplemental Executive Benefit Plan

(Amended and Restated as of November 1, 2004)

Exhibit A

Officer	Death Benefit	Target Retirement Income

Chief Executive Officer	$1,750,000	$100,000

Senior Vice President	$1,250,000	$67,500

Vice President	$750,000	$37,500